Exhibit 10.1

22 August 2021

PRIVATE AND CONFIDENTIAL

James Campbell

c/o: ******

Dear Jim,

I refer to our recent discussions regarding your intention to retire, and our agreement that your employment as President and Chief Operating Officer of Coronado Global Resources Inc. and all subsidiaries (collectively the “Company”) should therefore transition to an end. During those discussions, we have agreed that:

•	The final date of your employment (“Termination Date”) will be August 31, 2021.

•	The Company will not waive the provisions of Sections 6(c) and 6(d) of the Employment Agreement, and as a result, the provisions of Section 6(g) of the Employment Agreement will apply, meaning that for the 12 months following the Termination Date the Company will pay you a total of one half of your salary as well as a car allowance based on the monthly amount it currently provides.

•	You will be eligible to participate in the 2021 short-term incentive program under the same arrangements that would have applied should you have remained in your role of President and COO. In addition, all equity issued to you under the Company’s long-term incentive plan will remain intact and will be tested and vest under the same arrangements as employee participants.

•	The month following the Termination Date, you will be paid for all accrued but unused vacation days for 2021.

•	You hold Management Incentive Units (“MIUs”) pursuant to the Second Amended and Restated Limited Liability Company Agreement of Coronado Group LLC which became effective October 2018 (the “Operating Agreement”).

•	In consideration for your execution of this letter and the form of General Release Agreement (“Release”), and provided that you comply with all terms and conditions set forth in the Employment Agreement, the Coronado Group LLC’s Board of Managers has elected, as permitted by applicable provisions of the Operating Agreement, to allow you to retain 100% of you MIUs, which shall constitute valuable consideration for you to execute this letter and the Release. As a result, you shall continue to hold 410 Tier I Units; 292.5 Tier II Units and 297.5 Tier III Units. Your rights, restrictions, and remedies regarding your retained MIUs are governed by the terms of the Operating Agreement.

Curragh Queensland Mining Pty Ltd ABN 55 095 450 418	Private Mail Bag Blackwater QLD 4717	T +61 7 4986 9211 F +61 7 4986 9327

www.coronadoglobal.com.au

•	Whilst it is not legally possible to continue your health insurance following the Termination Date as an active employee, the Company will pay the premiums necessary to continue your health insurance, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to (i) the date which is the earlier of 12 months; or (ii) the date on which you become eligible for group health insurance coverage through a new employer; or (iii) or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. In the event you become covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA you will immediately notify the Company of such event. The intent is that during this period your out-of-pocket cost for health insurance shall be the same as that paid by U.S. based executives for their health insurance.

•	The terms of your separation shall be kept confidential by you and the Company except as may be required to comply with rules and regulations of the U.S. Securities Exchange Commission or the Australian Securities Exchange (“ASX”).

Please indicate your agreement with the terms of this letter by signing it below and returning a copy to me.

Yours sincerely

/s/ Garold Spindler

Garold Spindler

Chief Executive Officer

Accepted and Agreed to

Signed:	/s/ James Campbell	Date:	August 28, 2021
James Campbell

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